Exhibit 2.1
EXECUTION VERSION
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     AMENDMENT NO. 1, dated November 7, 2011 (“Amendment No. 1”) to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 20, 2011 by and among Express Scripts, Inc., a Delaware corporation (“Express Scripts”), Medco Health Solutions, Inc., a Delaware corporation (“Medco”), Aristotle Holding, Inc., a Delaware corporation and wholly-owned subsidiary of Express Scripts (“New Express Scripts”), Aristotle Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Express Scripts (“Aristotle Merger Sub”) and Plato Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Express Scripts (“Plato Merger Sub”). Capitalized terms used by not defined herein shall have the meaning set forth in the Merger Agreement.
     WHEREAS, the parties have entered in to a Memorandum of Understanding (“MOU”) as of November 7, 2011, to document the agreement in principle for the settlement with plaintiffs in various stockholder actions of such actions brought in connection with the Merger Agreement on the terms and subject to the conditions set forth therein; and
     WHEREAS, the parties desire to amend certain of the provisions of the Merger Agreement;
     WHEREAS, the Boards of Directors of each of Express Scripts, Medco, New Express Scripts, Aristotle Merger Sub and Plato Merger Sub have each determined that it is advisable and in the best interests of their respective companies and stockholders to enter into this Amendment No. 1 and authorized their respective companies to enter into this Amendment No. 1; and
     WHEREAS, in accordance with Section 8.1 of the Merger Agreement, the Merger Agreement may only be amended by written agreement of (a) Express Scripts, (b) Medco, (c) New Express Scripts, (d) Aristotle Merger Sub and (e) Plato Merger Sub.
     NOW THEREFORE, in consideration of the premises of this Amendment No. 1 and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
1.	Amendment to Section 5.4(b). Section 5.4(b) of the Merger Agreement is hereby amended and restated by adding the following proviso at the end of the last sentence of Section 5.4(b):
; provided, further, that each of Plato and Aristotle, as the case may be, will be entitled to the benefit of clauses (iii) and (iv) above, and any extension which may apply pursuant to the immediately preceding proviso, no more than one time with respect to a Takeover Proposal and any material amendments or modifications thereof.
2.	Amendment to Section 8.15. Section 8.15 of the Merger Agreement is hereby amended and restated by deleting the current definition of “Termination Fee” and replacing it in its entirety with the following:

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“Termination Fee” means an amount equal to $650,000,000; provided, that, in the event that (A) a Termination Fee is payable pursuant to Section 7.3(f) and (B) at the time of the event giving rise to Aristotle’s or Plato’s right to terminate the Agreement pursuant to Section 7.1(d)(i) or Section 7.1(c)(i), as the case may be, and be paid such a Termination Fee, as the case may be, there was no Takeover Proposal outstanding with respect to the party obligated to pay such Termination Fee, the Termination Fee shall mean an amount equal to $950,000,000.
3.	No Other Changes. Except as expressly provided herein, the Merger Agreement is not amended, modified or otherwise affected by this Amendment No. 1, and the Merger Agreement and the rights and obligations of the parties thereunder are hereby ratified and confirmed in all respects.
4.	Effective Time. This Amendment No. 1 shall be effective as of the date set forth in the preamble to this Amendment No. 1.
5.	Governing Law. This Amendment No. 1 will be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
6.	Counterparts. This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Express Scripts, Medco, New Express Scripts, Aristotle Merger Sub and Plato Merger Sub have duly executed this Amendment No. 1, all as of the date first written above.

Very truly yours,

MEDCO HEALTH SOLUTIONS, INC.

By: Name:	/s/ Thomas M. Moriarty Thomas M. Moriarty
Title:	General Counsel, Secretary and President, Global
Pharmaceutical Strategies

EXPRESS SCRIPTS, INC.

By: Name:	/s/ Keith Ebling Keith Ebling
Title:	Executive Vice President and General Counsel

ARISTOTLE HOLDING, INC.

By: Name:	/s/ Keith Ebling Keith Ebling
Title:	Executive Vice President and General Counsel

ARISTOTLE MERGER SUB, INC.

By: Name:	/s/ Keith Ebling Keith Ebling
Title:	President

PLATO MERGER SUB, INC.

By: Name:	/s/ Keith Ebling Keith Ebling
Title:	President
[Signature Page to Amendment No. 1]